Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Chembio Diagnostics, Inc.
Medford, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No 333-215813, 333-210003, 333-185932) Form S-8 (No. 333-69460, No. 333-141555, No. 333-151785, and No. 333-203633) of Chembio Diagnostics, Inc. and subsidiary of our reports dated March 7, 2017 relating to the consolidated financial statements and schedule, and the effectiveness of Chembio Diagnostics, Inc.'s internal control over financial reporting which appear in this Form 10-K.

/s/ BDO USA, LLP
BDO USA, LLP
Melville, New York

March 7, 2017